Calculation of Filing Fee Tables
F-3
Bilibili Inc.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Class Z ordinary shares, par value US$0.0001 per share	457(r)	10,281,240	$ 17.90	$ 184,034,196.00	0.0001531	$ 28,175.64
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 184,034,196.00		$ 28,175.64
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 28,175.64
Offering Note
[1]	(1) Includes securities initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public. These securities are not being registered for the purposes of sales outside of the United States. (2) The Class Z ordinary shares are represented by American depositary shares, each of which represents one Class Z ordinary share. The ADSs issuable on deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-223711). (3) Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. The translations from Hong Kong dollars to U.S. dollars was made at a rate of HKD7.8272 to US$1.00, the exchange rate on May 22, 2025 set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System.